Exhibit 10.4

THE TAUBMAN COMPANY LLC
2018 OMNIBUS LONG-TERM INCENTIVE PLAN
PERFORMANCE SHARE UNIT AWARD AGREEMENT
(excluding Change in Control protection)

Participant Name: [ ]
Grant Date: [ ]

Grant ID:	PSUs Granted
[ ]	[ ] (subject to Addendum I rules)

THIS AWARD AGREEMENT, dated as of this [ ], is entered into by and between THE TAUBMAN COMPANY LLC, a Delaware limited liability company (the “Company”), and [ ] (the “Participant”). Capitalized terms have the meaning defined herein or as defined in the Plan, as applicable.
1.    Incorporation of Plan. This Award is granted as of [ ] (“Grant Date”), pursuant to and subject to all of the terms and conditions of The Taubman Company LLC 2018 Omnibus Long-Term Incentive Plan, as effective May 31, 2018, and as may be amended from time to time (the “Plan”), the provisions of which are incorporated in full by reference into this Award Agreement, which means that this Award Agreement is limited by and subject to the express terms of the Plan. A copy of the Plan is on file in the office of the Company. Unless otherwise expressly provided herein, if there is any conflict between the provisions of this Award Agreement and the Plan, the Plan will control.
3.    PSU Award. The Company hereby grants the Participant an Award of [ ] Performance Share Units (“PSUs”) subject to any adjustment upon vesting provided below. Each PSU represents the right to receive, upon vesting and the satisfaction of any required tax withholding obligation, one share of Common Stock, subject to adjustment as provided under paragraph 6 below and elsewhere in this Award Agreement. The actual number of the PSUs in which a Participant may ultimately vest shall be determined according to the rules specified in Addendum I to this Award Agreement.
4.    Vesting Date. In accordance with the Plan, “Vesting Date” means the date that is the earlier of (a) the first day of March that occurs closest to the third anniversary from the Grant Date or (b) the deatht or Disability of the Participant, provided that, in each case ((a) and (b)), the Participant is in Service on such date. Notwithstanding any provision in the Plan, Change in Control Agreement, any severance plan policy or arrangement, or other arrangement to the contrary, the vesting of the Award shall not accelerate in connection with a Change in Control.. For the avoidance of doubt, upon a termination of the Participant’s employment by the Company without Cause or upon a resignation by the Participant for Good Reason in each case prior to the Vesting Date, then the Award shall be cancelled without payment. “Change in Control Agreement” shall mean that certain Change of Control Agreement between the Company and the Participant dated as of April 15, 2013 as amended as of May 7, 2014, as may be further amended, restated or supplemented from time to time.
5.    Dividend Equivalent Rights. For each cash dividend that is declared on the Common Stock after the date of this Award and prior to the Vesting Date and that is payable on or before the Vesting Date, then, as of the payment date of such dividend, the Participant shall be credited with an amount equal to the cash value of the dividends that would have been paid to the Participant if one share of Common Stock had been issued on the Grant Date for each

PSU in which the Participant has vested under this Award (such right to receive such credited amounts, “TCO DERs”). In the event the Effective Time occurs while this Award is outstanding, upon the Effective Time and in accordance with the Plan and pursuant to Section 2.05(d) of the Merger Agreement, (a) the crediting of TCO DERs shall cease, and (b) on and after the Effective Time, the Participant shall be credited with an amount equal (i) the product of (x) $0.675 and (y) the number of shares of Common Stock for each PSU granted under this Award that become vested as determined according to paragraph 3 above and Addendum I to this Award Agreement, multiplied by (ii) the number of Surviving Taubman fiscal quarters ending prior to the Vesting Date (such right to receive such credited amounts, the “Substitute DERs”). Each such credited amount shall vest on the same date that the PSUs under this Award vest, and the vested credited amount shall be paid in cash to the Participant, without interest, on the 30th day following the Vesting Date.
6.    Conversion of PSUs. In the event this Award vests prior to the Effective Time, as soon as practicable after the vesting of this Award, TCO will issue and transfer to the Company one share of Common Stock for each PSU granted and vested under this Award as determined according to paragraph 3 above and Addendum I to this Award Agreement. In the event the Effective Time occurs while this Award is outstanding, upon the Effective Time and in accordance with the Plan and pursuant to Section 2.05(c)(ii) of the Merger Agreement, the PSUs shall convert into a right to receive a cash payment equal to the product of (x) $52.50 and (y) the number of shares of Common Stock for each PSU granted under this Award that become vested as determined according to paragraph 3 above and Addendum I to this Award Agreement (such right to receive such total cash payment amount, the “Cash Substitute Award”).
The Company will transfer the shares of Common Stock (or cash, as applicable) to the Participant upon satisfaction of any required tax withholding obligation. No fractional shares will be issued.
7.    Tax Withholding Obligation. The Company will determine, in its discretion, which of the following two methods will be used to satisfy the maximum tax withholding obligations in connection with the Payment of this Award:  (a) withholding from payment to the Participant sufficient cash and/or shares of Common Stock issuable under the Award having a fair market value sufficient to satisfy the withholding obligation; or (b) payment by the Participant to the Company the withholding amount by wire transfer, certified check, or other means acceptable to the Company, or by additional payroll withholding in the event the Participant fails to pay the withholding amount. To the extent that the value of any whole shares of Common Stock withheld exceeds applicable tax withholding obligations, the Company agrees to pay the excess in cash to the Participant through payroll or by check as soon as practicable.
8.    Rights of Participant. This Award does not entitle the Participant to any ownership interest in any actual shares of Common Stock unless and until such shares are issued to the Participant pursuant to the terms of the Plan. Since no property is transferred until the shares are issued, the Participant acknowledges and agrees that the Participant cannot and will not attempt to make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, to include the fair market value of the PSUs in the Participant’s gross income for the taxable year of the grant of the Award.
9.    Beneficiary/Beneficiaries. Each Participant may, at any time, subject to the provisions of Section 9.2 of the Plan, designate a Beneficiary or Beneficiaries to whom payment under this Plan will be made in the event of such Participant’s death. Beneficiary Designation forms are available from Human Resources.
10.    Registration. TCO currently has an effective registration statement on file with the Securities and Exchange Commission with respect to the shares of Common Stock subject to this Award. TCO intends to maintain this registration but has no obligation to do so. If the registration ceases to be effective, the Participant will not be able to transfer or sell shares issued pursuant to this Award unless exemptions from registration under applicable securities laws are available. Such exemptions from registration are very limited and might be unavailable. The Participant agrees that any resale by him or her of the shares of Common Stock issued pursuant to this Award will comply in all respects with the requirements of all applicable securities laws, rules, and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the respective rules and regulations promulgated thereunder) and any other law, rule, or regulation applicable thereto, as such laws, rules, and regulations may be amended from time to time. TCO will not be obligated to either issue the shares or permit the resale of any shares if such issuance or resale would violate any such requirements.
11.    Acknowledgment of Participant. The Participant accepts and agrees to the terms of the Award as described in this Award Agreement and in the Plan, acknowledges receipt of a copy of this Award Agreement, the Plan, and any applicable summary of the Plan, and acknowledges that he or she has read all these documents carefully and understands their contents.
12.    General Provisions.
a.    Participant is Unsecured General Creditor. The Participant and the Participant’s Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any specific property or assets of the Company, TRG, TCO, nor of any entity for which the Company or any affiliate of the Company provides services, nor any successor or assigns of any of the foregoing. Assets of the Company or such other entities shall not be held under any trust for the benefit of the Participant or the Participant’s Beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Award Agreement and the Plan. Any and all of the Company’s and such other entities’ assets shall be, and remain, the general unrestricted assets of the Company or such other entities. The Company’s sole obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay the Participant in the future, subject to the conditions and provisions of this Award Agreement and the Plan.

b.    Nonassignability. The Participant’s rights and interests under the Plan may not be assigned or transferred other than by will or the laws of descent and distribution, and, during the Participant’s lifetime, only the Participant personally, or, in the event of the Participant’s legal incapacity or incompetence, the Participant’s guardian or other legal representative, may exercise the Participant’s rights under the Plan and this Award Agreement. A Participant’s Beneficiary may exercise the Participant’s rights to the extent they are exercisable under the Plan following the death of the Participant. No part of the amounts payable under the Plan shall, prior to actual Payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by the Participant or any other Person, or be transferable by operation of law in the event of the Participant’s or any other Person’s bankruptcy or insolvency.

c.    No Right to Continued Employment. The adoption and maintenance of the Plan and the grant of the Award to the Participant under this Award Agreement shall not be deemed to constitute a contract of employment between the Company, an affiliate of the Company, or of TRG or TCO, and the Participant or to be a condition of the employment of the Participant. The Plan and the Award granted this Award Agreement shall not confer on the Participant any right with respect to continued employment by the Company or an affiliate of the Company, nor shall they interfere in any way with the right of the Company or an affiliate of the Company to terminate the employment of the Participant at any time, and for any reason, with or without Cause, it being acknowledged, unless expressly provided otherwise in writing, that the employment of the Participant is “at will.”

13.    Specified Employee. Notwithstanding any other provision of the Plan or this Award Agreement to the contrary, for any Payment under this Award Agreement that is made on account of a Participant’s Retirement, and the Participant is a ‘specified employee’ as determined under the default rules under Code Section 409A, and the regulations thereunder, on the Retirement date, the payment will be made on the day next following the date that is the six-month anniversary of the date of the Participant’s Retirement, or, if earlier, the date of the Participant’s death; any Payments that would have been paid prior to the six-month anniversary plus one day Payment date specified above.

14.    Definitions. As used in this Award Agreement, the following definitions shall apply:
a.    “Beneficiary” means:  (i) an individual, trust, estate, or family trust who or that, by will or by operation of the laws of descent and distribution, succeeds to the rights and obligations of the Participant under the Plan on the Participant’s death; or (ii) an individual who, as a result of designation by the Participant in a Beneficiary Designation, or as otherwise provided in the Beneficiary Designation rules set forth below, succeeds to the rights and obligations of the Participant under the Plan on such Participant’s death.
b.    “Beneficiary Designation” means a writing executed by the Participant pursuant to the following rules:
i.     The Participant may, at any time, designate any Person or Persons as the Participant’s Beneficiary or Beneficiaries (both principal as well as contingent) to whom Payment under this Award Agreement will be made in the event of such Participant’s death prior to Payment due the Participant under this Award Agreement. Such designation may be changed at any time prior to the Participant’s death, without consent of any previously designated beneficiary. Any designation must be made in writing. A Beneficiary Designation shall be effective only if properly completed and only on receipt by the Company. Any properly completed Beneficiary Designation received by the Company prior to the Participant’s death shall automatically revoke any prior Beneficiary Designation. In the event of divorce, the person from whom such divorce has been obtained shall be deemed to have predeceased the Participant in determining who shall be entitled to receive Payment pursuant to the Participant’s Beneficiary Designation, unless the Participant completes and submits after the divorce a Beneficiary Designation which designates the former spouse as the Participant’s Beneficiary for purposes of this Award Agreement.
ii.    If the Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease (or are deemed to predecease) the Participant or die prior to Payment of the amounts due to the Participant under this Award Agreement, then such Participant’s designated Beneficiary shall be deemed to be the Person or Persons surviving the Participant in the first of the following classes in which there is a survivor, share and share alike:

A.	The Participant’s surviving spouse.

B.
The Participant’s children, except that if any of such Participant’s children predecease the Participant but leave issue surviving, then such issue shall take, by right of representation, the share their parent would have taken if living. The term “children” shall include natural or adopted children but shall not include a child (or children) whom the Participant has placed for adoption or foster care.

C.	The Participant’s estate.
c.    “Effective Time” has the meaning set forth in the Merger Agreement (i.e., the date on which the transactions contemplated under the Merger Agreement have been completed).
d.    “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of February 9, 2020 (as it may be amended from time to time), by and among Simon Property Group, Inc., Simon Property Group, L.P., Silver Merger Sub 1, LLC, Silver Merger Sub 2, LLC, the Company and The Taubman Realty Group Limited Partnership (“TRG”).

e.    “Payment” means (i) in the event that this Award vests prior to the Effective Time, the transfer of shares of Common Stock equal to the number of RSUs and PSUs that vest under this Award Agreement as of the Vesting Date and the cash payment of any credited TCO DERs, and (ii) on and after the Effective Time, the cash payment of the Cash Substitute Award, plus the cash payment of any credited TCO DERs and Substitute DERs, in all cases net of any taxes as provided in paragraph 7 of this Award Agreement and Section 19.3 of the Plan.
f.    “Person” means an individual, partnership (general or limited), corporation, limited liability company, joint venture, business trust, cooperative, association, or other form of business organization, whether or not regarded as a legal entity under applicable law, a trust (inter vivos or testamentary), an estate of a deceased, insane, or incompetent person, a quasi‑governmental entity, a government or any agency, authority, political subdivision, or other instrumentality thereof, or any other entity.
g.    “TCO” means, prior to the Effective Time (as such term is defined in the Merger Agreement), Taubman Centers, Inc., and on and after the Effective Time, means Silver Merger Sub 1, LLC (i.e., the entity into which Taubman Centers, Inc. will merge as of the Effective Time, “Surviving Taubman”).
In witness whereof, the undersigned have caused this Award Agreement to be executed as of [ ].

PARTICIPANT

____________________________________

Printed Name:    _______________________

THE TAUBMAN COMPANY LLC, a Delaware limited liability company

By:__________________________________

Printed Name:_________________________

Title:_________________________________

ADDENDUM I TO
PERFORMANCE SHARE UNIT AWARD AGREEMENT

This Addendum relates to the Award Agreement dated [ ], and made to [ ] (the “Participant”), and pursuant to which [ ] PSUs were awarded to the Participant. This Addendum provides the rules for the determination of actual number of PSUs in which the Participant may vest.
A.    The “Performance Period” is defined as the time period between the Grant Date as specified in the Award Agreement and the Vesting Date determined by the Compensation Committee and specified in the paragraph 4 of the Award Agreement as March 1, 20[ ] (the “Specified Vesting Date”).
B.    “NOI” is a dollar value and shall be as defined and determined from time to time by TCO for purposes of its determination and reporting of Comparable Center NOI in TCO’s filings with the United States Securities and Exchange Commission, and, generally speaking, shall be property-level operating revenues (including rental income, but excluding straight-line adjustments of minimum rent) less maintenance, taxes, utilities, promotion, ground rent (including straight-line adjustments), and other property operating expenses; provided, that (i) general and administrative expenses, pre-development charges, interest income and expense, depreciation and amortization, impairment charges, restructuring charges, and gains from land and property dispositions shall be excluded from the NOI determination, and (ii) in determining NOI, lease cancellation income will be excluded as an alternative measure (because this income may vary significantly from period to period, which can affect comparability and trend analysis). For purposes of the NOI determination, the “comparable centers” are generally defined as centers in which TRG has a direct or indirect ownership interest and that were open for the entire current and preceding period presented, excluding centers impacted by significant redevelopment activity.
C.    “Comparable Center NOI” is a percentage value relating to the change of NOI over a period of time and shall be as determined from time to time by TCO for purposes of its reporting of same in TCO’s filings with the United States Securities and Exchange Commission.
D.    “Total Shareholder Return” (also referred to as “TSR”) is defined as the sum of: (i) TCO’s average stock price at the end of the Performance Period (determined using TCO’s closing stock price on each trading day within the 30 calendar days preceding the end of the Performance Period, and which 30 calendar day period shall include the day on which the Performance Period ends) minus TCO’s average stock price at the beginning of the Performance Period (determined using TCO’s closing stock price on each trading day within the 30 calendar days preceding the beginning of the Performance Period, and which 30 calendar day period shall include the Grant Date), and (ii) the value of the cumulative amount of dividends paid during the Performance Period, assuming same day reinvestment into stock, divided by its stock price at the beginning of the Performance Period. An example of this calculation is as follows:
Example: TSR = (Priceend − Pricebegin + Dividends) ÷ Pricebegin
E.    Subject to the special rules for certain Vesting Date triggers in paragraphs F, G and H below, the actual number of PSUs in which the Participant shall vest shall be determined as follows:
Step One: Comparable Center NOI shall be determined on a calendar year basis for each calendar year in the Performance Period, but excluding the calendar year in which the actual Vesting Date occurs, for example, for the Performance Period beginning on the Grant Date and ending on the Specified Vesting Date, the 20[ ], 20[ ] and 20[ ] calendar years shall be used. For purposes of such determination, Comparable Center NOI as reported by TCO in its filings with the United States Securities and Exchange Commission shall be used.
Step Two: The calendar year Comparable Center NOI values from Step One above shall be averaged and result shall be the “Average NOI.”
Step Three: An adjustment factor (the “Adjustment Factor”) shall be applied to the Participant’s PSU award based on the Average NOI as determined under Step Two above and the following table:

Average NOI	Resulting Adjustment Factor
4% or more	[ ]
3%	[ ]
2%	[ ]
1%	[ ]
0% (the “Target”)	[ ]
less than 0%	[ ]

With respect to levels of Average NOI that fall between the percentages specified above, the resulting Adjustment Factor will be interpolated on a linear basis.
In the event that the Vesting Date occurs prior to the Effective Time, additionally, if the Total Shareholder Return, determined according to the methodology in paragraph D above of this Addendum, but modified to be determined for the same period that is used to determine the Average NOI, is less than or equal to zero percent, then the Adjustment Factor as determined above in this Step Three shall be capped at the Target Adjustment Factor (i.e., 1), even if the Average NOI exceeds 0% (the foregoing, the “TSR Modifier Test”). Notwithstanding the foregoing, if the Effective Time occurs while this Award is outstanding, the TSR Modifier Test shall cease to be applicable as of immediately prior to the Effective Time.
Step Four: The product that results when the Adjustment Factor is applied to the Participant’s PSUs in the Award will then be used in the determination of the actual number of PSUs in which the Participant shall vest.
An example of the determination under this paragraph E is:
1,000 PSUs subject to the Average NOI performance measure are granted. The Grant Date is March 7, 20[ ]. The Vesting Date is March 1, 20[ ]. The Comparable Center NOIs are 1.0% for 20[ ], 1.1% for 20[ ], and 1.2% for 20[ ].
The Total Shareholder Return for the period 20[ ] through 20[ ] is 8%.
The Average NOI = (1.0% + 1.1% + 1.2%) ÷ 3 = 1.1%.
The Adjustment Factor (using linear interpolation, because the Average NOI falls between the 1% and 2% Average NOI levels in the chart in Step Three above) = [ ].
The adjusted number of PSUs = 1,000 × [ ] = [ ].
Note: For simplicity in illustration, the example uses results rounded to two or three places to the right of the decimal point.
If the Vesting Date occurs prior to the Effective Time, the TSR Modifier Test shall be applied. However, because the Total Shareholder Return for the applicable period exceeds zero percent, the Adjustment Factor is not capped at the Target Adjustment Factor. If the Effective Time occurs while this Award is outstanding, the TSR Modifier Test shall not be applied in connection with the determination under this paragraph E.

F.    If a Change in Control occurs prior to the Specified Vesting Date, this Award shall not be affected by the occurrence of a Change in Control and none of Section 18.3 of the Plan nor any other Change in Control-related provision of any other arrangement shall apply to this Award.
G.    If the Participant’s Vesting Date is his death or Disability, the same determination as set forth in paragraph E above shall be used, but the determination shall be made as of the date of the Participant’s death,or Disability, (as applicable), which date shall be the Vesting Date for purposes of the Award of PSUs to the Participant under the Award Agreement. Notwithstanding the preceding sentence, if the date of death,or Disability, occurs less than one year from the Grant Date, the Adjustment Factor to be used in the calculation under paragraph E above will be that of Average NOI of 0% (i.e., the Adjustment Factor will be [ ]).